Exhibit 4.1

FIRST SUPPLEMENTAL INDENTURE

THIS FIRST SUPPLEMENTAL INDENTURE, dated as of July 2, 2008 (this “First Supplemental Indenture”), is entered into by and between Getty Images, Inc., a Delaware corporation (the “Issuer”), and The Bank of New York Mellon (formerly known as The Bank of New York), a New York banking corporation (the “Trustee”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Indenture (as defined below).

WHEREAS, the Issuer and the Trustee entered into that certain Indenture, dated as of December 16, 2004 (the “Indenture”), in connection with the issuance of the Issuer’s 0.5% Convertible Subordinated Debentures, Series B due 2023 (the “Securities”);

WHEREAS, the Issuer is a party to an Agreement and Plan of Merger, dated February 24, 2008, by and among Abe Investment, L.P., a Delaware limited partnership, Abe Acquisition Corp, a Delaware corporation (“Merger Sub”) and the Issuer, pursuant to which Merger Sub will be merged with and into the Issuer, with the Issuer as the surviving entity (the “Merger”);

WHEREAS, pursuant to Sections 8.01 and 12.14 of the Indenture, the Issuer is required to enter into this First Supplemental Indenture; and

WHEREAS, all action on the part of the Issuer necessary to authorize the execution, delivery and performance of this First Supplemental Indenture has been taken.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, it is agreed as follows, effective upon the execution hereof by the Issuer and the Trustee:

Section 1. Assumption of Payment. Pursuant to Section 8.01 of the Indenture, the Issuer assumes, upon the consummation of the Merger, the due and punctual payment (pursuant to the Indenture) of the Principal Amount (including payment of the Principal Return, the Net Shares, if any, and premium, if any, upon conversion), Redemption Price, Purchase Price or Fundamental Change Purchase Price with respect to any Security and any interest, including Contingent Interest, if any, on all the Securities and the performance of every covenant to be performed by the Issuer or observed under the Indenture.

Section 2. Conversion Rights. Pursuant to Section 12.14 of the Indenture, after the effective time of the Merger and at such times the Securities are permitted to be converted under the Indenture, including the period ending on the Fundamental Change Purchase Date, which will be thirty-five (35) Business Days after the actual effective date of the Merger, the Holder of each $1,000 Principal Amount of Securities then outstanding shall have the right to convert such Security into the amount of cash consideration to be received in the Merger by a holder of Common Stock holding, immediately prior to the effective time of the Merger, a number of shares of Common Stock equal to the Conversion Rate immediately prior to the Merger. Such amount, which equals $556.65 per $1,000 Principal Amount of Securities, shall not be subject to further adjustment.

Section 3. Trustee. The recitals contained herein shall be taken as the statements of the Issuer, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this First Supplemental Indenture. The Trustee shall not be under any responsibility to determine the correctness of any provisions contained in this First Supplemental Indenture.

Section 4. Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

Section 5. GOVERNING LAW. THE LAWS OF THE STATE OF NEW YORK SHALL GOVERN THIS FIRST SUPPLEMENTAL INDENTURE AND THE SECURITIES WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

Section 6. Successors. All agreements of the Issuer in this First Supplemental Indenture shall bind its successor. All agreements of the Trustee in this Indenture shall bind its successor.

Section 7. Counterpart Originals. The parties may sign any number of copies of this First Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

Section 8. Effect of Execution and Delivery Hereof. From and after the execution and delivery of this First Supplemental Indenture (a) the Indenture shall be deemed to be amended and modified as provided herein, (b) this First Supplemental Indenture shall form a part of the Indenture, (c) except as modified and amended by this First Supplemental Indenture, the Indenture shall continue in full force and effect, (d) the Securities shall continue to be governed by the Indenture, as modified and amended herein, and (e) every Holder of Securities shall hereafter be bound by this First Supplemental Indenture.

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IN WITNESS WHEREOF, the undersigned, being duly authorized, have executed this First Supplemental Indenture on behalf of the respective parties hereto as of the date first written above.

GETTY IMAGES, INC.

By:	/s/ John Lapham
John J. Lapham
Senior Vice President and
General Counsel

THE BANK OF NEW YORK MELLON

By:	/s/ Geovanni Barris
Name:	Geovanni Barris
Title:	Vice President